Exhibit 10.4

OPTION INVESTMENTS PURCHASE AGREEMENT

BY AND AMONG

BROOKFIELD REAL ESTATE INCOME TRUST INC.,

BROOKFIELD REIT OPERATING PARTNERSHIP L.P.,

BROOKFIELD REIT ADVISER LLC

AND

OAKTREE FUND ADVISORS, LLC

TABLE OF CONTENTS

1.	Definitions	1

2.	Option	3

3.	Closing	4

4.	Representations and Warranties of the Company and the Operating Partnership	4

5.	Representations and Warranties of Oaktree	5

6.	Further Assurances	6

7.	Termination; Amendment; Assignment	6

8.	Expenses	6

9.	Notices	6

10.	Entire Agreement; Severability	7

11.	No Third-Party Beneficiaries	7

12.	Headings	7

13.	Waiver	7

14.	Governing Law; Waiver of Jury Trial	7

15.	Counterparts	8

OPTION INVESTMENTS PURCHASE AGREEMENT

THIS OPTION INVESTMENTS PURCHASE AGREEMENT (this “Agreement”), dated as of November 2, 2021, is entered into by and among Brookfield Real Estate Income Trust Inc. (formerly Oaktree Real Estate Income Trust, Inc.), a Maryland corporation (the “Company”), Brookfield REIT Operating Partnership L.P. (formerly Oaktree Real Estate Income Trust Holding, L.P.), a Delaware limited partnership (the “Operating Partnership”), Oaktree Fund Advisors, LLC, a Delaware limited liability company (“Oaktree”), and, for the limited purpose of Section 2(d) hereof, Brookfield REIT Adviser LLC, a Delaware limited liability company (the “Adviser”).

RECITALS:

WHEREAS, the Company entered into that certain Adviser Transition Agreement, dated as of July 15, 2021 (the “Transition Agreement”), with the Adviser and Oaktree, which provides for certain arrangements related to the planned transition of the Company’s external management function from Oaktree to the Adviser (the “Adviser Transition”);

WHEREAS, in connection with the Adviser Transition, and concurrently with the execution of this Agreement, the Company and the Operating Partnership entered into a sub-advisory agreement, dated November 2, 2021, with Oaktree and the Adviser (the “Option Investments Sub-Advisory Agreement”), pursuant to which Oaktree will provide certain investment advisory services to the Company and the Operating Partnership with respect to certain real estate equity investments (the “Equity Option Investments”) and certain real estate-related debt investments and real estate-related debt securities (the “Debt Option Investments” and together with the Equity Option Investments, the “Option Investments”), as identified on Schedule 1 hereto; and

WHEREAS, in connection with the Adviser Transition, the Operating Partnership (i) formed (a) Oaktree Segregated REIT Vehicle 1 LLC, a Delaware limited liability company (“Segregated Vehicle 1”) and (b) Oaktree Segregated Debt Vehicle LLC, a Delaware limited liability company (“Segregated Vehicle 2” and, together with Segregated Vehicle 1, the “Segregated Vehicles”), each a wholly-owned subsidiary of the Operating Partnership and (ii) contributed (a) the Equity Option Investments to Segregated Vehicle 1 (other than Lakes at West Covina) and (b) the Debt Option Investments to Segregated Vehicle 2, in each case, in exchange for interests in such Segregated Vehicle;

WHEREAS, in accordance with the Transition Agreement, the parties have agreed to enter into this Agreement with respect to the Company and the Operating Partnership granting Oaktree an option to purchase the Operating Partnership’s entire interest in all of the Equity Option Investments or all of the Debt Option Investments, or both, within the Option Period, as defined herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

“Adviser” shall have the meaning set forth in the preamble.

“Adviser Transition” shall have the meaning set forth in the recitals.

“Agreement” shall have the meaning set forth in the preamble.

“Applicable Interests” shall have the meaning set forth in Section 2(b).

“Charter” shall mean the charter of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended and supplemented from time to time.

“Closing Date” shall have the meaning set forth in Section 2(b).

“Company” shall have the meaning set forth in the preamble.

“Debt Option Investments” shall have the meaning set forth in the recitals.

“Encumbrance” shall mean any lien, pledge, security interest, charge, claim, encumbrance, option, voting trust, proxy or other similar arrangement or restriction of any kind (other than those set forth in the applicable operating agreement).

“Equity Option Investments” shall have the meaning set forth in the recitals.

“Exercise Date” shall have the meaning set forth in Section 2(b).

“Follow-on Offering” shall mean the Company’s second public offering pursuant to its registration statement on Form S-11 (File No. 333-255557).

“Independent Director” shall have the meaning set forth in the Charter.

“Oaktree” shall have the meaning set forth in the preamble.

“Operating Partnership” shall have the meaning set forth in the preamble.

“Option” shall have the meaning set forth in Section 2(a).

“Option Investments” shall have the meaning set forth in the recitals.

“Option Investments Sub-Advisory Agreement” shall have the meaning set forth in the recitals.

“Option Notice” shall have the meaning set forth in Section 2(b).

“Option Period” shall mean the twelve (12) month period commencing on the earlier to occur of (i) May 2, 2023, and (ii) the date on which the Operating Partnership notifies Oaktree that the Company has issued one billion dollars ($1,000,000,000) of its common stock to non-affiliates pursuant to the Follow-on Offering.

“Purchase and Sale Agreement” shall have the meaning set forth in Section 2(c).

“Purchase Price” shall have the meaning set forth in Section 2(a).

“Required Consents” shall have the meaning set forth in Section 3(c).

“Segregated Vehicle 1” shall have the meaning set forth in the recitals.

“Segregated Vehicle 2” shall have the meaning set forth in the recitals.

“Segregated Vehicles” shall have the meaning set forth in the recitals.

“Transaction Effective Date” shall mean the date on which the U.S. Securities and Exchange Commission declares effective the Company’s registration statement on Form S-11 (File No. 333-255557).

“Transition Agreement” shall have the meaning set forth in the recitals.

2. Option.

(a) Grant of Option. During the Option Period, the Company and the Operating Partnership hereby grant to Oaktree the exclusive option to purchase the Operating Partnership’s entire interest in (i) all of the Equity Option Investments, (ii) all of the Debt Option Investments, or (iii) all of the Option Investments (the “Option”), at a price equal to the aggregate fair value of the Equity Option Investments, the Debt Option Investments or the Option Investments, respectively, as determined in connection with the most recently determined net asset value of the Company immediately prior to the Closing Date of such purchase (the “Purchase Price”). Unless otherwise mutually agreed upon by the parties, upon Oaktree’s exercise of the Option in accordance with Section 2(b), each of the Operating Partnership and the Company shall use its commercially reasonable efforts to effect the sale to Oaktree or one or more of its affiliates (i) with respect to the exercise of the Option relating to the Equity Option Investments, the Operating Partnership’s entire interest in (a) Segregated Vehicle 1 and (b) Lakes at West Covina REIT LLC, (ii) with respect to the exercise of the Option relating to the Debt Option Investments, the Operating Partnership’s entire interest in Segregated Vehicle 2, or (iii) with respect to the exercise of the Option relating to both the Equity Option Investments and the Debt Option Investments, each of the interests set forth in (i) and (ii) hereof, in each case, in accordance with the terms of this Agreement and subject to the receipt of the Required Consents (as defined below).

(b) Exercise of Option. At any time within the Option Period (such date, the “Exercise Date”), Oaktree may exercise the Option by providing written notice (the “Option Notice”) to the Company and the Operating Partnership, which notice shall specify (i) the closing date, which date shall not be less than forty-five (45) days following the Exercise Date (the “Closing Date”), unless mutually agreed upon by the parties, and (ii) whether the Option relates to all of the Equity Option Investments or Debt Option Investments, or both (such interests referred to as, the “Applicable Interests”).

(c) Purchase and Sale Agreement. Upon receipt by the Company and the Operating Partnership of the Option Notice, the parties agree to negotiate in good faith the terms of a purchase and sale agreement with respect to the sale of the Applicable Interests (the “Purchase and Sale Agreement”).

(d) Sale of Individual Option Investments. To the extent Oaktree desires to purchase one or more of the Option Investments during the Option Period (in lieu of exercising the aforementioned Option), the Adviser agrees to evaluate, in good faith, whether such sale may be effected and structured in a manner that is consistent with the Adviser’s fiduciary duties to the Company and its stockholders. Any such sale shall be subject to (i) the approval of a majority of the Independent Directors and the determination by a majority of the Independent Directors that such sale is in the best interests of the Company’s stockholders and (ii) any necessary third-party consents.

3. Closing.

(a) Subject to the terms and conditions set forth in this Agreement, the Purchase and Sale Agreement will provide that the purchase and sale of the Applicable Interests contemplated hereby shall take place at a closing to be held at 9:00 a.m. on the Closing Date at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309, or at such other place or on such other date as the parties may mutually agree upon in writing. On or prior to the Closing Date, the Company and the Operating Partnership shall take, or cause to be taken, all action, and deliver, or cause to be delivered, all documents, signatures and other deliverables, required of any of them or their affiliates to consummate the transactions contemplated by the terms of this Agreement and the Purchase and Sale Agreement.

(b) The Purchase and Sale Agreement will provide that, on the Closing Date, (i) the Operating Partnership shall deliver to Oaktree or its permitted designee a certificate or certificates evidencing its entire interest in the Applicable Interests, free and clear of all Encumbrances, duly endorsed in blank or accompanied by ownership powers or other instruments of transfer duly executed in blank, and (ii) Oaktree or its permitted designee shall deliver to the Operating Partnership the Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Operating Partnership.

(c) The Purchase and Sale Agreement will provide that the purchase and sale of the Applicable Interests contemplated hereby, and the parties’ obligations set forth in Section 3(b), will be conditioned upon obtaining all governmental, administrative or other third-party consents (including any lender consents) or approvals required by or necessary in connection with the purchase and sale of the Applicable Interests (“Required Consents”). Pursuant to the authority granted to Oaktree in connection with the Option Investments Sub-Advisory Agreement, upon exercising the Option, each of Oaktree, the Company and the Adviser shall use its commercially reasonable efforts to obtain all Required Consents in connection with the purchase and sale of the Applicable Interests. The Company shall be responsible for any expenses related to obtaining such Required Consents. In connection therewith, each of the Company and the Operating Partnership agrees to (a) use its commercially reasonable efforts to provide all information to Oaktree and any relevant third parties that is reasonably necessary to obtain the Required Consents and (b) cooperate in good faith with Oaktree and any relevant third parties in connection with obtaining the Required Consents, including using commercially reasonable efforts to take any actions reasonably requested by Oaktree or any relevant third parties.

4. Representations and Warranties of the Company and the Operating Partnership. Each of the Company and the Operating Partnership hereby represents and warrants to Oaktree and the Adviser as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) As of the date hereof (and immediately following the completion of the Adviser Transition), Exhibit A attached hereto contains an accurate ownership chart of the Company and the Operating Partnership.

(c) The Company and the Operating Partnership have all requisite power and authority to execute and deliver this Agreement, to carry out their obligations hereunder, and to consummate the transactions contemplated hereby. The Company and the Operating Partnership have obtained all necessary corporate and partnership approvals, as applicable, for the execution and delivery of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Operating Partnership and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the Company’s and the Operating Partnership’s legal, valid and binding obligation, enforceable against the Company and the Operating Partnership in accordance with its terms.

(d) The execution, delivery and performance by each of the Company and the Operating Partnership of this Agreement do not conflict with, violate or result in the breach of, any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Company or the Operating Partnership is a party or is subject, after giving effect to obtaining any Required Consents.

(e) No governmental, administrative or other third-party consents or approvals are required by or with respect to the Company or the Operating Partnership in connection with the execution and delivery of this Agreement.

(f) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Company or the Operating Partnership, threatened against or by the Company or the Operating Partnership that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(g) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Operating Partnership.

5. Representations and Warranties of Oaktree. Oaktree hereby represents and warrants to the Company, the Operating Partnership and the Adviser as follows:

(a) Oaktree is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Oaktree has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Oaktree has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Oaktree and (assuming due authorization, execution and delivery by the other parties hereto) constitutes Oaktree’s legal, valid and binding obligation, enforceable against Oaktree in accordance with its terms.

(c) The execution, delivery and performance by Oaktree of this Agreement do not conflict with, violate or result in the breach of, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Oaktree is a party or is subject.

(d) No governmental, administrative or other third-party consents or approvals are required by or with respect to Oaktree in connection with the execution and delivery of this Agreement.

(e) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Oaktree, threatened against or by Oaktree that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Oaktree.

6. Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

7. Termination; Amendment; Assignment. This Agreement shall automatically terminate, without further action by any party, upon the earlier of (a) the mutual agreement of the parties, (b) the termination of the Option Investments Sub-Advisory Agreement in accordance with its terms and (c) the expiration of the Option Period; provided, that with respect to (c) only, the Agreement shall not terminate with respect to any Option Investment that is the subject of an Option Notice and provides for a Closing Date occurring after the expiration of the Option Period in accordance with the terms of this Agreement. Further, where this Agreement does not terminate upon expiration of the Option Period as a result of the proviso in the first sentence of this Section 7, this Agreement shall automatically terminate, without further action by any party, upon the Company’s and the Operating Partnership’s satisfaction of their respective obligations pursuant to Sections 2(a) and 3(c) of this Agreement where the necessary Required Consents are not obtained within 274 days after the applicable Exercise Date. Upon termination of this Agreement, all obligations of the parties hereto shall terminate. This Agreement may be amended, restated, supplemented or otherwise modified only by a written instrument signed by the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties without the prior written consent of the other parties.

8. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as provided in Section 3(c) of this Agreement.

9. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be given by being delivered by hand, by courier or overnight carrier, by registered or certified mail, or by electronic mail using the contact information set forth herein:

The Company and the Operating Partnership:	Brookfield Real Estate Income Trust Inc. c/o Brookfield Place New York 250 Vesey Street, 15th Floor New York, NY 10281 Attention: General Counsel Email: realestatenotices@brookfield.com

with required copies (which shall not constitute notice) to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: Rosemarie A. Thurston Email: rosemarie.thurston@alston.com

Oaktree:	Oaktree Capital Management, L.P. 333 South Grand Ave., 28th Floor, Los Angeles, California 90071 Attention: General Counsel Email: legalnotifications@oaktreecapital.com
with required copies (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Benjamin Wells Email: BWells@stblaw.com

10. Entire Agreement; Severability. This Agreement (including the exhibits hereto and the other agreements and instruments referred to herein), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11. No Third-Party Beneficiaries. Except as otherwise specifically set forth herein, this Agreement is for the sole benefit of the parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any person, other than the parties and such permitted assigns, any legal or equitable rights hereunder. All references herein to the enforceability of agreements with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties and are not intended to be admissions against interest, give rise to any inference or proof of accuracy, be admissible against any party by any third party, or give rise to any claim or benefit to any third party.

12. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13. Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws (other than to the extent such principles permit the parties’ agreement to select the laws of the State of New York). Each of the parties: (a) consents to the exclusive personal jurisdiction of the state and federal courts sitting in the State of New York located in Borough of Manhattan, New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other parties with respect thereto. To the extent permitted by applicable law, any party may make service on the other parties by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9 (Notices). Nothing in this Section 14, however, shall affect the right of any party to serve legal process in any other manner permitted by applicable law. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

15. Counterparts. This Agreement may be executed in counterparts (including by .PDF or other electronic transmission), all of which shall be considered one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Brookfield Real Estate Income Trust Inc.

By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

Brookfield REIT Operating Partnership L.P.

By:	Brookfield REIT OP GP LLC, its general partner

By:	Brookfield Real Estate Income Trust Inc., its sole member

By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary

Brookfield REIT Adviser LLC

By:	/s/ Melissa Lang
Name: Melissa Lang
Title: Senior Vice President and Secretary

Oaktree Fund Advisors, LLC

By:	/s/ Brian Price
Name: Brian Price
Title: Senior Vice President

By:	/s/ Derek Smith
Name: Derek Smith
Title: Managing Director

Signature Page for Option Investments Purchase Agreement

SCHEDULE 1

Option Investments

Equity Option Investments

1.	Lakes at West Covina
2.	Anzio
3.	Two Liberty
4.	Arbors of Las Colinas

Debt Option Investments

Real Estate-Related Debt Securities

1.	BX 2019 - IMC G

Real Estate-Related Debt

2.	FURN 2019-MART A (IMC/AMC)
3.	111 Montgomery
4.	Avery (mortgage and mezzanine)

Exhibit A

Final Organizational Chart of the Company and the Operating Partnership